Exhibit 10.1

SAFECO CORPORATION

FORM OF INDEMNIFICATION AGREEMENT

This Indemnification Agreement (this “Agreement”), dated as of May 10, 2007, is entered into by and between Safeco Corporation, a Washington corporation (the “Company”), and                      (“lndemnitee”).

RECITALS

A. The Company and lndemnitee recognize the litigation risks inherent in service as a director of a corporation, including the substantial costs involved in defending such matters.

B. The Company’s articles of incorporation (the “Articles”) and bylaws (the “Bylaws”) contain certain provisions, approved by the Company’s shareholders, for indemnification of the Company’s directors to the full extent permitted by the Washington Business Corporation Act (the “Statute”).

C. The Bylaws and the Statute specifically provide that they are not exclusive, and contemplate that contracts may be entered into between the Company and its directors with respect to indemnification.

D. lndemnitee has indicated a desire to supplement the indemnification provisions in the Articles and Bylaws to provide additional protections against the risks associated with Indemnitee’s service to the Company and further clarify Indemnitee’s rights with respect to indemnification in certain circumstances.

E. To induce Indemnitee to continue Indemnitee’s service as a director of the Company, the Company and Indemnitee now agree that they should enter into this Indemnification Agreement.

AGREEMENT

1.	Indemnification of Indemnitee

1.1	Scope

Subject to Section 4.1 and all other terms and conditions of this Agreement, the Company agrees to indemnify and hold harmless Indemnitee, to the full extent permitted by law, whether or not specifically authorized by this Agreement, the Articles, the Bylaws, the Statute or otherwise, for any Indemnifiable Losses (as defined below) which Indemnitee is or becomes legally obligated to pay in connection with any Proceeding. In the event of any change, after the date of this Agreement, in any applicable law, statute or rule regarding the right of a Washington corporation to indemnify a director, such changes, to the extent that they would expand Indemnitee’s indemnification rights, shall be within the purview of Indemnitee’s rights and the Company’s obligations under this Agreement, and, to the extent that they would narrow Indemnitee’s indemnification rights, shall not affect or limit the scope of this Agreement; provided, however, that any change that is required by applicable laws, statutes or rules to be applied to this Agreement shall be so applied regardless of whether the effect of such change is to narrow Indemnitee’s rights.

1.2	Nonexclusivity

The indemnification provided by this Agreement is not exclusive of any rights to which Indemnitee may be entitled under the Articles, the Bylaws, any other agreement, any vote of shareholders or disinterested directors, the Statute, or otherwise, whether as to action in Indemnitee’s official capacity or otherwise.

1.3	Definition of Indemnifiable Losses

For purposes of this Agreement, the term “Indemnifiable Losses” shall include (without limitation) any and all damages (compensatory, exemplary, punitive or otherwise), judgments, fines, penalties, settlements, costs, attorneys’ fees and disbursements, costs of attachment or similar bonds, investigations, expenses of establishing a right to indemnification under this Agreement, and any other losses, claims, liabilities or other expenses incurred in connection with a Proceeding, subject to the limitations set forth in Section 4.1 below.

1.4	Definition of Proceeding

For purposes of this Agreement, the term “Proceeding” shall include (without limitation) any threatened, pending or completed claim, action, suit or proceeding, whether brought by or in the right of the Company or otherwise, and whether of a civil, criminal, administrative or investigative nature, in which Indemnitee may be or may have been involved as a party or otherwise (including without limitation as a witness), (a) by reason of the fact that Indemnitee is or was, or has agreed to become a director of the Company, (b) by reason of any actual or alleged error or misstatement or misleading statement made or suffered by Indemnitee, (c) by reason of any action taken by Indemnitee or of any inaction on Indemnitee’s part while acting as such director, or (d) by reason of the fact that Indemnitee was serving at the request of the Company as a director, trustee, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise (including without limitation employee benefit plans and administrative committees thereof) (which request will be conclusively presumed in the case of any of the foregoing that are “affiliates” of the Company as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended); provided, however, that, except with respect to an action to enforce the provisions of this Agreement, the term “Proceeding” shall not include any action, suit, claim or proceeding instituted by or at the direction of Indemnitee seeking to enforce rights to indemnification, except for an Enforcement Action (as defined in Section 3.1), unless such action, suit, claim or proceeding is or was authorized or ratified by the Company’s Board of Directors.

1.5	Determination of Entitlement

In the event that a determination of Indemnitee’s entitlement to indemnification is required pursuant to Section 23B.08.550 of the Statute or its successor or pursuant to other applicable law, the party specified therein as the determining party shall make such determination; provided, however, (a) that Indemnitee shall initially be presumed in all cases to be entitled to indemnification, (b) that Indemnitee may establish a conclusive presumption of any fact necessary to such a determination by delivering to the Company a declaration made under penalty of perjury that such fact is true and (c) that, unless the Company shall deliver to Indemnitee written notice of a determination that

Indemnitee is not entitled to indemnification within sixty (60) days of the Company’s receipt of Indemnitee’s initial written request for indemnification, such determination shall conclusively be deemed to have been made in favor of the Company’s provision of indemnification and the Company agrees not to assert otherwise.

1.6	Survival

The indemnification provided under this Agreement shall apply to any and all Proceedings, notwithstanding that Indemnitee has ceased to serve in a capacity referred to in Section 1.4(a)-(d).

1.7	Witness

Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of the fact that Indemnitee is or was a director of the Company, a witness in any Proceeding to which Indemnitee is not a party, Indemnitee shall be indemnified against all Indemnifiable Losses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection therewith.

2.	Expense Advances

2.1	Generally

The right to indemnification for Indemnifiable Losses conferred by Section 1 shall include the right to have the Company pay Indemnitee’s expenses in any Proceeding as such expenses are incurred and in advance of such Proceeding’s final disposition (such right is referred to hereinafter as an “Expense Advance”), subject to Sections 2.2, 4 and 5 and all other terms and conditions of this Agreement.

2.2	Conditions to Expense Advance

The Company’s obligation to provide an Expense Advance is subject to Indemnitee or Indemnitee’s representative having first executed and delivered to the Company an undertaking, which need not be secured and shall be accepted without reference to Indemnitee’s financial ability to make repayment, by or on behalf of Indemnitee to repay all Expense Advances if and to the extent that it shall ultimately be determined by a final, unappealable decision rendered by a court having jurisdiction over the parties and the subject matter of the dispute that Indemnitee is not entitled to be indemnified under this Agreement or otherwise.

2.3	Subrogation

In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Company effectively to bring suit to enforce such rights.

3.	Procedures for Enforcement

3.1	Enforcement

In the event that a claim for indemnification hereunder is made and is not paid in full within sixty (60) days after written notice of such claim is delivered to the Company, except in the case of a claim for Expense Advance, in which case the applicable period shall be twenty (20) days, Indemnitee may, but need not, at any time bring suit against the Company to recover the unpaid amount of the claim (an “Enforcement Action”), subject to all other terms, conditions and limitations of this Agreement.

3.2	Presumptions in Enforcement Action

In any Enforcement Action the following presumptions (and limitation on presumptions) shall apply:

(a) The Company shall conclusively be presumed to have entered into this Agreement and assumed the obligations imposed on it to induce Indemnitee to accept the position of, or to continue as a director of the Company;

(b) Indemnitee shall be presumed to be entitled to indemnification upon submission of a written claim (and, in an action brought to enforce a claim for an Expense Advance, where the required undertaking has been tendered to the Company), and the Company shall have the burden of proof to overcome the presumption that Indemnitee is so entitled;

(c) Neither (i) the failure of the Company (including its Board of Directors, independent or special legal counsel or the Company’s shareholders) to have made a determination prior to the commencement of the Enforcement Action that indemnification of Indemnitee is proper in the circumstances nor (ii) an actual determination by the Company, its Board of Directors, independent or special legal counsel or the shareholders that Indemnitee is not entitled to indemnification shall be a defense to the Enforcement Action or create a presumption that Indemnitee is not entitled to indemnification; and

(d) Indemnitee shall be presumed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Company, including financial statements, or on information supplied to an Indemnitee by the officers of the Company in the course of their duties, or on the advice of legal counsel for the Company or on information or records given or reports made to the Company by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Company. In addition, the knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Company, unless affiliated with Indemnitee, shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement. Whether or not the foregoing provisions of this Section 3.2(d) are satisfied, it shall in any event be presumed that Indemnitee has at all times acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion, by clear and convincing evidence.

3.3	Attorneys’ Fees and Expenses for Enforcement Action

The Company shall indemnify and hold harmless Indemnitee against all of Indemnitee’s reasonable fees and expenses in bringing and pursuing any Enforcement Action (including reasonable attorneys’ fees at any stage, including on appeal); provided, however, that the Company shall not be required to provide such indemnity (a) if and to the extent that a court of competent jurisdiction renders a final and unappealable decision that Indemnitee in such Enforcement Action is not entitled to such indemnity or (b) to the extent limited under Section 4.1 below.

4.	Limitations

4.1	Limitation on Indemnity

Notwithstanding any other provision of this Agreement, the Company shall not be obligated to provide indemnification pursuant to this Agreement:

(a) on account of any suit in which a final, unappealable decision is rendered by a court having jurisdiction over the parties and the subject matter of the dispute for an accounting of profits made from the purchase or sale by Indemnitee of securities of the Company in violation of the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto;

(b) for Indemnifiable Losses that have been paid directly to Indemnitee by an insurance carrier under a policy of insurance maintained by the Company;

(c) on account of Indemnitee’s conduct which is finally adjudged with no further right of appeal to have been intentional misconduct, a knowing violation of law, a violation of RCW 23B.08.310 or any successor provision of the Statute, or a transaction from which Indemnitee derived personal benefit in money, property or services to which Indemnitee was not legally entitled;

(d) to the extent that Indemnitee is indemnified and actually paid otherwise than pursuant to this Agreement;

(e) if a final, unappealable decision is rendered by a court having jurisdiction over the parties and the subject matter of the dispute finding that paying such indemnification is prohibited by applicable law;

(f) to the extent that attorneys’ fees, costs and disbursements, or similar expenses, that otherwise would constitute Indemnifiable Losses hereunder are determined to be unreasonable by a final, unappealable decision rendered by a court having jurisdiction over the parties and the subject matter of the dispute, provided that the burden of proof that any Indemnifiable Losses are unreasonable shall be on the Company; or

(g) to the extent such Indemnifiable Losses have been incurred by Indemnitee in violation of the terms of Section 5 below.

4.2	Partial Indemnification

If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Indemnifiable Losses in connection with a Proceeding, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such Indemnifiable Losses to which Indemnitee is entitled. If Indemnitee is not wholly successful in a Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee for all Indemnifiable Losses actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with each successfully resolved claim, issue or matter. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

4.3	Mutual Acknowledgment

The Company and Indemnitee acknowledge that, in certain instances, federal law or public policy may override applicable state law and prohibit the Company from indemnifying Indemnitee under this Agreement or otherwise. For example, the Company and Indemnitee acknowledge that the Securities and Exchange Commission has taken the position that indemnification is not permissible for liabilities arising under certain federal securities laws, and federal legislation prohibits indemnification for certain ERISA violations. Furthermore, Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the Securities and Exchange Commission to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee.

4.4	Contribution in the Event of Joint Liability

(a) Whether or not the indemnification provided in Section 1 hereof is available, in respect of any Proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such Proceeding), the Company shall pay, in the first instance, the entire amount of any judgment or settlement of such action, suit or proceeding without requiring Indemnitee to contribute to such payment and the Company hereby waives and relinquishes any right of contribution it may have against Indemnitee. The Company shall not enter into any settlement of any action, suit or proceeding in which the Company is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

(b) If, for any reason, Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any Proceeding in which the Company is jointly liable with Indemnitee and for which the Company would otherwise be obligated to indemnify Indemnitee under this Agreement, the Company shall, to the extent permitted by applicable law, contribute to the amount of Indemnifiable Losses, judgments, fines and amounts paid in settlement (if such settlement is approved in advance in writing by the Company, which approval shall not be unreasonably withheld) actually and reasonably incurred and paid or payable by Indemnitee in proportion to the relative benefits received by the Company and all officers, directors or employees of the Company other than Indemnitee, on the one hand, and Indemnitee, on the other hand, from the transaction from which such Proceeding arose; provided, however, that the proportion determined on the basis of relative benefit may, to the extent necessary to conform to law, be further adjusted by reference to the relative fault of the Company and all officers, directors or employees of the Company other than other Indemnitees who are jointly liable with Indemnitee, on the one hand, and all Indemnitees, on the other hand, in connection with the events that resulted in such Indemnifiable Losses, judgments, fines or settlement amounts, as well as any other equitable considerations which the law may require to be considered. The relative fault of the Company and all officers, directors or employees of the Company, other than Indemnitee, on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct is active or passive.

(c) The Company hereby agrees to fully indemnify and hold Indemnitee harmless from any claims of contribution which may be brought by officers, directors or employees of the Company who may be jointly liable with Indemnitee.

5.	Notification and Defense of Claim

5.1	Notification

Promptly after receipt by Indemnitee of notice of the commencement of any Proceeding, Indemnitee will, if a claim is to be made against the Company under this Agreement, notify an officer of the Company in writing of the nature and status of the Proceeding; provided, however, that the omission so to notify an officer of the Company will not relieve the Company from any obligation which it may have to Indemnitee under this Agreement or otherwise unless and only to the extent that such omission can be shown to have prejudiced the Company.

If, at the time of the receipt of a notice of a claim pursuant to this Section 5.1, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such Proceeding to the insurers in accordance with the procedures set forth in the respective policies (unless Indemnitee’s involvement in such Proceeding is solely as a witness or there is otherwise no basis for asserting coverage). The Company shall take all necessary action to cause such insurers to pay, on behalf of Indemnitee, all amounts payable as a result of such Proceeding in accordance with the terms of such policies.

5.2	Defense of Claim

With respect to any such Proceeding as to which Indemnitee notifies the Company of the commencement thereof or otherwise seeks indemnification hereunder:

(a) The Company may participate at its own expense in such Proceeding;

(b) The Company, jointly with any other indemnifying party similarly notified, may assume the defense of the Proceeding with counsel reasonably satisfactory to Indemnitee. After notice from the Company to Indemnitee of its election to assume the defense, the Company shall not be liable to Indemnitee under this Agreement or otherwise for any legal or other expenses of counsel (other than reasonable costs of investigation) subsequently incurred by Indemnitee in connection with the defense of such Proceeding, unless (i) the employment of counsel by Indemnitee has been authorized in advance by the Company in writing, (ii) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of the defense of such action and notified the Company in writing to that effect in advance of the expense, (iii) the Company shall not in fact have employed counsel to assume the defense of such action, or (iv) the Company is not financially or legally able to perform its indemnification obligations, in each of which cases the fees and expenses of counsel shall be at the expense of the Company. The Company shall not be entitled to assume the defense of any action, suit or proceeding brought by or on behalf of the Company or as to which Indemnitee shall have made the conclusion provided for in (ii) or (iv) above;

(c) The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on Indemnitee that would not be an Indemnifiable Loss hereunder for which indemnification would be provided by the Company without Indemnitee’s written consent.

6.	Insurance

To the extent that the Company maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents or fiduciaries of the Company (or related persons thereof) or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which such person serves at the request of the Company, Indemnitee shall be covered by such policy or policies in accordance with its or their terms to the maximum extent of the coverage available for any such director, officer, employee or agent (or related person thereof) under such policy or policies.

7.	Miscellaneous

7.1	Entire Agreement

This Agreement is the entire agreement of the parties regarding its subject matter and supersedes all prior written or oral communications or agreements.

7.2	Severability

Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company’s inability, pursuant to court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. The provisions of this Agreement shall be severable. If this Agreement or any portion shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Indemnitee to the full extent permitted by any portion of this Agreement not invalidated, and the balance of this Agreement shall be enforceable in accordance with its terms.

7.3	Notices

Notices given pursuant to this Agreement shall be deemed duly given on the date of personal delivery, on the date sent by fax or three days after mailing if mailed by certified or registered mail, return receipt requested, postage prepaid, to the party at its address below or such other address of which the addressee may subsequently notify the other parties in writing.

7.4	Governing Law

This Agreement and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the state of Washington, without giving effect to principles of conflicts of law.

7.5	Counterparts

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

7.6	Amendments; Waivers

Neither this Agreement nor any provision may be amended except by written agreement signed by the parties. No waiver of any breach or default shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default.

7.7	Successors and Assigns

This Agreement shall be binding upon the Company and its successors and assigns, and inure to the benefit of Indemnitee and Indemnitee’s heirs, legal representatives and assigns.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and as of the date first above written.

COMPANY:

SAFECO CORPORATION

By:

Its

Address:	Safeco Plaza 4333 Brooklyn Avenue N.E. Seattle, Washington 98185

INDEMNITEE:

Name:

Address: